Exhibit 3(i).2

BARBARA K. CEGAVSKE                                              Document Number
Secretary of State                                                20150052939-66
206 North Carson Street, Suite 1                            Filing Date and Time
Carson City, Nevada 89701-4520                               02/03/2015 12:25 PM
(775) 684-5708                                                     Entity Number
Website: www.nvsos.gov                                             E0487332010-2

                                                         Filed in the office of

                                                         /s/ Barbara K. Cegavske
                                                         Barbara K. Cegavske
                                                         Secretary of State
                                                         State of Nevada

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   NAME OF CORPORATION:

     Global Equity International, Inc.

2.   THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS (ARTICLE NUMBERS, IF AVAILABLE):
     Article 3 is hereby amended to read in its entirety as follows:

     "Article 3

     Number of Shares with Par Value. The aggregate number of shares which this Corporation shall have authority to issue is 505,000,000 shares, including 500,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 70.1%

4.   EFFECTIVE DATE OF FILING (OPTIONAL): Date: 2/16/2015 Time: 4:00 p.m.
                 (MUST NOT BE LATER THAN 90 DAYS AFTER THE CERTIFICATE IS FILED)


5.   OFFICER SIGNATURE (REQUIRED):   X /s/ Enzo Taddei
                                     -----------------------------------

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

     This form must be accompanied by appropriate fees.